UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 24, 2009

IMMUNOSYN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	005-82677	20-5322896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10815 Rancho Bernardo Road, Suite 101,
San Diego, CA 92127
(Address of Principal Executive Offices and Zip Code)

(888) 853-3663
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01.  Other Events.

Immunosyn Corporation (the “Company” or “Immunosyn”) recently learned that a complaint (the "Complaint") had been filed on August 24, 2009 by Denise Campbell on behalf of a putative class in the United States District Court for the Southern District of Texas that names as defendants the Company, Argyll Biotechnologies, LLC, James T. Miceli, Douglas A. McClain, Jr., Frank Morales, Argyll Equities, LLC, Stephen Ferrone and Douglass A. McClain, Sr.  The Complaint alleges, among other things, that the defendants have made false and/or misleading statements concerning Immunosyn and SF-1019 in filings with the Securities and Exchange Commission (“SEC”) in violation of the Securities Exchange Act of 1934, as amended, including Section 10b-5 thereof, including, without limitation, that the Food & Drug Administration had not approved SF-1019 for human injection, that SF-1019 had not received compassionate waiver status, that SF-1019 was on clinical hold, that SF-1019 had negative results in certain safety studies, that SF-1019 was being sold by the defendants outside of the exclusive license held by Immunosyn and that Alan Osmond was being paid to promote SF-1019; defendants have committed fraud in their SEC disclosures and on their websites; defendants have engaged in civil conspiracy; defendants have been unjustly enriched through the sale of Immunosyn stock; and James T. Miceli, Douglas McClain, Sr. and Douglas McClain Jr. have committed RICO violations and conspired to violate RICO.  The Complaint seeks damages in an amount to be proven at trial, plus interest, costs and attorneys fees.

Immunosyn has not yet been served with the Complaint, so its time to answer has not yet been triggered.  In the event the Complaint is served on Immunosyn, it intends to vigorously defend against the allegations contained therein. Immunosyn believes the allegations in the Complaint to be untrue and without merit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned, hereunto duly authorized.

Dated: September 10, 2009	IMMUNOSYN CORPORATION

	By:	/s/ Douglas A. McClain, Jr.
Douglas A. McClain, Jr. Chief Financial and Accounting Officer